                                    AGREEMENT


                                 BY AND BETWEEN


                              MARIO GARCIA, SELLER


                                       AND


                     SOUTHERN MINERAL CORPORATION, PURCHASER


                              FOR SALE AND PURCHASE


                                   OF STOCK OF


                                BEC ENERGY, INC.





                                  MAY 20, 1997





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         TABLE OF CONTENTS TO AGREEMENT FOR SALE AND PURCHASE OF STOCK




ARTICLE I. DEFINITIONS......................................................  2
ARTICLE II. AGREEMENT TO SELL AND PURCHASE; DEPOSIT; PURCHASE PRICE.........  6
   2.1. Agreement to Sell and Purchase......................................  6
   2.2. Purchase Price......................................................  6
ARTICLE III. PAYMENT FOR AND TRANSFER OF STOCK..............................  6
   3.1. Payment of Money; Delivery of Stock Certificates....................  6
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................  6
   4.1. Capital Stock of BEC................................................  6
   4.2. Description and Qualification of BEC................................  7
   4.3. Interest of BEC in Other Business Enterprises.......................  7
   4.4. Financial Statement.................................................  7
   4.5. Changes in Condition of Properties and related assets of BEC
        Since Financial Statement Date......................................  7
   4.6. Material Environmental Documents....................................  8
   4.7. Compliance with Laws and Permits....................................  8
   4.8 Suits and Claims.....................................................  9
   4.9. Bank Accounts and Bank Access; Powers of Attorney...................  9
   4.10. Transactions Not in Violation of Contract or Law...................  9
   4.11. Transaction Authorized............................................. 10
   4.12. Employee Benefits Plans............................................ 10
   4.13. Material Contracts................................................. 10
   4.14. Sales Contracts.................................................... 10
   4.15. Condition of Equipment............................................. 11
   4.16. Broker............................................................. 11
   4.17. Tax Liability...................................................... 11
   4.18 Title............................................................... 11
   4.19 Properties.......................................................... 12
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER...................... 12
   5.1. Organization and Standing of Purchaser.............................. 12
   5.2. Transaction Authorized.............................................. 12
   5.3. Transactions Not in Violation of Contract or Law.................... 12
   5.4. Actions and Proceedings, etc........................................ 12
   5.5. No Broker........................................................... 12
ARTICLE VI. CONDUCT OF BEC'S BUSINESS PRIOR TO CLOSING; OTHER COVENANTS OF
SELLER...................................................................... 13
   6.1. Business Conducted in Ordinary Course............................... 13
   6.2. No Change in Corporate Documents of BEC............................. 13
   6.3. No Change in Stock.................................................. 13
   6.4. No Dividend or Distribution......................................... 13
   6.5. No Merger or Consolidation.......................................... 13
   6.6. No New Indebtedness................................................. 13
   6.7. No Disposal of Property............................................. 13
   6.8. No Increase in Employee Compensation................................ 13
   6.9. Preservation of BEC's Organization.................................. 14
   6.10. Maintenance of Facilities and Equipment............................ 14
   6.11. Maintenance of Insurance Coverage.................................. 14
   6.12. Access by Purchaser to BEC's Property and Records.................. 14
ARTICLE VII. CONDITIONS PRECEDENT TO CLOSING................................ 14
   7.1. Conditions Precedent to the Obligations of Purchaser................ 14
   7.2. Conditions Precedent to Obligations of Seller....................... 16


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ARTICLE VIII. CLOSING....................................................... 16
   8.1. Place of Closing.................................................... 16
   8.2. Items to Be Delivered or Made Available to Purchaser at Closing..... 17
   8.3. Items to be Delivered to Seller at Closing.......................... 17
ARTICLE IX. INDEMNIFICATION................................................. 18
   9.1 Survival............................................................. 18
   9.2. Indemnification of Purchasers....................................... 18
   9.3. Indemnification of Seller........................................... 18
   9.4. Rights of Parties with Respect to Indemnification Claims............ 19
   9.5. Specific Performance................................................ 20
ARTICLE X. OBLIGATIONS AND UNDERTAKINGS OF SELLER AND PURCHASER WITH
RESPECT TO TAXES............................................................ 20
   10.1. Scope of Article................................................... 20
   10.2. Section 338(h)(10) Election........................................ 21
   10.3. Representation and Warranties of Seller as to Certain Taxes........ 21
ARTICLE XI. TERMINATION OF AGREEMENT........................................ 22
   11.1. Termination........................................................ 22
   11.2. Agreement Void..................................................... 22
ARTICLE XII. PUBLICITY...................................................... 22
   12.1. Publicity or Release of Information................................ 22
ARTICLE XIII. GENERAL PROVISIONS............................................ 22
   13.1. Governing Law...................................................... 22
   13.2. Entire Agreement................................................... 22
   13.3. Assignment......................................................... 23
   13.4. Amendment and Waiver............................................... 23
   13.5. Execution in Counterparts.......................................... 23
   13.6. Notices............................................................ 23
   13.7. Schedules.......................................................... 24
   13.8. Severability....................................................... 24
   13.9. Headings........................................................... 24
   13.10. No Rights of Third Parties........................................ 24
   13.11. Further Assurances................................................ 24
   13.12. Agreement Takes Precedent......................................... 24
   13.13. Jurisdiction...................................................... 24
   13.14. Transaction Costs................................................. 25
   13.15. Method of Payments................................................ 25


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

                    AGREEMENT FOR SALE AND PURCHASE OF STOCK

    THIS AGREEMENT, dated May 20, 1997, is made and entered into by and between MARIO GARCIA ("Seller"), and SOUTHERN MINERAL CORPORATION, a
Nevada corporation ("Purchaser"), for the purchase and sale of the issued and outstanding common stock of BEC Energy, Inc., a Texas corporation ("BEC").


                              W I T N E S S E T H :


    WHEREAS, Seller owns, holds and has the right to sell and transfer all of the issued and outstanding shares of common stock of BEC consisting of one million (1,000,000) authorized of common stock, par value one dollar ($1) per share, of which one thousand (1,000) shares are outstanding ("Stock"); and


   WHEREAS, Seller desires to sell all of the Stock of BEC; and


   WHEREAS, Purchaser desires to purchase and acquire and receive the Stock from Seller; and


    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to consummate the transactions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS


         For purposes of this Agreement, the following defined terms shall have the meanings set forth in this Article I.


    1.1. "Accumulated Funding Deficiency" shall have the meaning set forth in
Section 412(a) of the Code.


    1.2. "Affiliate" means any person that directly or indirectly controls, or is controlled by, or is under common control with, a party hereto. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under control with") of a person means the possession, direct or indirect, of the power to vote ten percent (10%) or more of the voting stock of such person or the power to direct or cause the direction of the management and policies of such person by contract or other agreement.

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


    1.3. "Agreement" means this agreement for Purchase and Sale of Stock.


    1.4. "Business Day" shall mean any day which is not a day on which national banking institutions in Houston, Texas, are closed as authorized or required by law.


    1.5. "Seller" means Mario Garcia.


    1.6. "BEC" means BEC Energy, Inc., a Texas corporation


    1.7. "Closing" means the consummation on the Closing Date of the transaction contemplated by this Agreement conducted pursuant to Article VIII.


    1.8. "Closing Date" means May 20, 1997.


    1.9. "Code" means the Internal Revenue Code of 1986, as amended.


    1.10. "Debt" means the aggregate amount of all outstanding debt encumbering BEC, its assets or the Properties as of the date hereof, including without limitation the debt more fully described on Exhibit B attached hereto.


    1.11. "Effective Date" shall mean March 1, 1997.


    1.12. "Election" shall have the meaning set forth in Section 10.2(a).


    1.13. "Employee Pension Benefit Plans" shall have the meaning set forth in
Section 3(2) of ERISA.


    1.14. "Employee Welfare Benefit Plans" shall have the meaning set forth in
Section 3(1) of ERISA.


    1.15. "Environmental Laws" shall have the meaning ascribed to it in
Section 4.8(c).


    1.16. "Equipment" shall mean all surface or subsurface machinery, equipment, platforms, facilities, supplies or other property, which is either leased or owned by BEC, of whatsoever kind or nature now or hereafter located on or under any of the Properties and which relate to or are useful for the production, treatment, storage or transportation of Hydrocarbons, including, without limitation, all oil wells, gas wells, water wells, salt water disposal wells, injection wells, wellhead equipment, casing, tubing, rods, pumping units and engines, Christmas trees, derricks, separators, compressors, dehydration units, heater- treaters, boilers, valves, gauges, meters, pumps, generators, motors, gun barrels, flow lines, tanks and tank batteries, water lines, gas lines, gas processing plants and other plants, gathering lines, laterals and trunklines, gas systems (for gathering, treating and compression), chemicals, solutions, water systems (for treating, disposal and/or injection), power plants, poles, lines, transformers, starters, controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, telegraph, telephone and other communications systems, computers and related software, loading docks, loading racks and shipping facilities, offshore platforms, equipment and facilities, and any and all additions, accessions to, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts equipment and accessories installed thereon or affixed thereto (and any and all contracts, leases or agreements pertaining to the same).



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


    1.17. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


    1.18. "Financial Statement" shall have the meaning set forth in Section 4.4(a).


    1.19. "Financial Statement Date" means March 31, 1997.


    1.20. "General Increase" means, with respect to employee compensation, any increase generally applicable to a class or group of employees and not including increases granted to individual employees for merit, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or a group thereof.


    1.21. "Hydrocarbons" shall mean oil and gas and other hydrocarbons produced or processed in association therewith.


    1.22. "Indemnified Party" shall mean the party to this Agreement, and its respective stockholders, directors, officers, employees, agents, consultants, attorneys and affiliates, entitled to indemnification from the Indemnifying Party pursuant to Article IX.


    1.23. "Indemnifying Party" shall mean the party to this Agreement who is obligated to indemnify the Indemnified Party pursuant to Article IX.


    1.24. "Interest Rate" shall mean that certain rate of interest published in the Prime Rate Column of the Wall Street Journal, Southwest Edition (or the average of the end points if such rate is quoted as a range).


    1.25. "Interim Period" shall mean that period commencing on and including the Effective Date and ending on the Closing Date.


    1.26. "Medical Plans" means all hospitalization, medical, dental, and disability insurance or other Employee Welfare Benefit Plans provided through BEC.


    1.27. "Other Employee Plans" means all vacation, severance, stock option, stock appreciation rights and other employee benefit plans or policies provided through BEC.


    1.28. "Pension Plans" means all pension, profit-sharing, stock bonus, deferred compensation, retirement or other Employee Pension Benefit Plans provided through BEC.


    1.29."Personal Property" shall mean all of BEC's Existing Contracts and Equipment.


    1.30. "Property" shall mean all oil, gas and mineral leases, leasehold, royalty or overriding royalty interests, net profits interests and production payments, operating



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


rights, executive rights and other interests owned by BEC, of whatever kind or character, whether legal or equitable, vested or contingent or attributable in and to said leases and interests, including without limitation, those leases and interests described in Exhibit A attached to this Agreement, the land covered by said leases and interests and the lands included in any pooled or communitized units and governmental unit orders covering any of such leases and interests described in Exhibit A attached to this Agreement, whether such interests are described in Exhibit A or are described by reference to another instrument set forth in Exhibit A, even though BEC's interest may be incorrectly described in or omitted from Exhibit A.

    1.31. "Purchase Price" means the sum provided for in Section 2.2.


    1.32. "Purchaser" means Southern Mineral Corporation, a Nevada corporation.


    1.33. "Records" shall mean all the applicable files, records and data directly relating to the Properties and any related assets used in connection with the ownership or operation thereof, including, without limitation, joint interest billings, check receipts and third party disbursement records relating to ad valorem, excise and other production related taxes, legal files, land and lease files, title records, contracts, geological, geophysical and seismic data and records except where the transfer or disclosure of such data and records is restricted by agreement with third parties, production records, electric logs, core data, pressure data and decline curves and graphical production curves and all related matters in the possession of BEC.


    1.34. "RIMCO" shall mean RIMCO Partners, L.P. a Delaware limited partnership, RIMCO Partners, L.P. II, a Delaware limited partnership, and RIMCO Partners, L.P., IV, a Delaware limited partnership.


    1.35. "Reportable Event" shall have the meaning set forth in Section 4043 of ERISA.


    1.36. "Stock" shall have the meaning set forth in the first recital of this Agreement.


    1.37. "Tax" or "Taxes" means any tax which is imposed by the United States or a State of the United States, or by any officer, agency, instrumentality, or political subdivision of either, upon Seller with respect to BEC or upon BEC or its receipts, income, properties, or business transactions. Such term includes any interest or penalty imposed on or with respect to a tax.


    1.38. "Taxable Period" means the calendar or fiscal period of time with respect to which a Tax is assessed or imposed. Where a Tax is imposed on the happening of a transaction, such term shall mean the calendar date of the transaction.


    1.39. "Third Party Claim" shall have the meaning set forth in Section 9.4.


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

    1.40. "Title IV Plan" means any Pension Plan that is subject to Title IV of ERISA.



     1.41. "Transaction" means the sale of the Stock by BEC to Purchaser and all incidental matters pertaining thereto, such transaction to be completed in accordance with and subject to the terms and conditions of this Agreement.

                                   ARTICLE II.
            AGREEMENT TO SELL AND PURCHASE; DEPOSIT; PURCHASE PRICE

     2.1. Agreement to Sell and Purchase On the terms and subject to the conditions contained in this Agreement, Seller hereby agrees to sell, transfer and convey the Stock to Purchaser, and Purchaser hereby agrees to purchase, acquire and receive the Stock from Seller.


     2.2. Purchase Price. The Purchase Price to be paid by Purchaser to Seller for the Stock shall be Ten Million Six Hundred Forty Thousand Dollars ($10,640,000).

     2.3. Seller shall, contemporaneously with receipt of the purchase price, pay Eight Million Six Hundred Thirty-Eight Thousand Six Hundred Dollars ($8,638,600) to RIMCO.

                                  ARTICLE III.
                       PAYMENT FOR AND TRANSFER OF STOCK


     3.1. Payment of Money; Delivery of Stock Certificates conditions set forth in this Agreement, at Closing, Purchaser will cause to be paid to Seller, by wire transfer to a bank account designated in writing by Seller prior to the Closing Date, immediately available funds ($U.S.) in an amount equal to the Purchase Price. Subject to the terms and conditions set forth in this Agreement, Seller concurrently at Closing will transfer, convey, assign and deliver to Purchaser all of the Stock.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller does hereby represent and warrant as follows:


     4.1. Capital Stock of BEC. BEC's authorized capital stock consists of a total of one million (1,000,000) shares of common stock of the par value of one dollar ($1) per share, of which one thousand (1,000) shares are issued and outstanding. All of such Stock is fully paid and non-assessable and no Stock is held as treasury shares. Seller owns all of the Stock of record and no dividends or distributions attributable to the Stock have been paid by BEC after the Effective Date, except for the sum of not more than $35,000 to be withdrawn by Seller from the NationsBank corporate account of BEC, Inc. prior to Closing.


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
     4.2. Description and Qualification of BEC. BEC is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas.

     4.3. Interest of BEC in Other Business Enterprises. Interest of BEC in Other Business Enterprises" . Except as listed in Schedule 4.3, BEC does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and has no ownership interest in, any corporation, partnership, firm, association or business organization, entity or enterprise.

     4.4. Financial Statement. (a) Seller has heretofore delivered to Purchaser an independently audited financial statement consisting of BEC's balance sheet as of December 31, 1996 and an unaudited balance sheet as of May 15, 1997 (collectively, "the Financial Statement"). Such Financial Statement, including the notes thereto, is in accordance with the books and records of BEC and fairly presents the financial position of BEC consistent with financial statements prepared on a modified cash basis.

     (b) As of May 15, 1997, except for debt to Lyons, Pipes and Cook in an amount not to exceed an amount of $3,500, BEC does not have any indebtedness or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due) required to be shown on a balance sheet (or the notes thereto) consistent with financial statements prepared on a modified cash basis which is not shown on the Financial Statement or any notes thereto or expressly disclosed herein or in a schedule hereto (whether or not such Financial Statement is accompanied by notes). BEC has not incurred since May 15, 1997 (i) any funded indebtedness whatsoever or (ii) any indebtedness or liability which is outstanding on the date hereof and is required to be shown on a balance sheet consistent with financial statements prepared on a modified cash basis, other than those relating to operating or capital expenses incurred in the ordinary course of business or expressly disclosed herein or in a schedule hereto.

    4.5. Changes in Condition of Properties and related assets of BEC Since Financial Statement Date . Except as set forth in Schedule 4.5, since the Financial Statement Date, to the best knowledge of Seller:

         (a) The business of BEC has been conducted in the ordinary course and there has not been any material adverse change in the Properties or financial condition of BEC other than changes relating to the economy in general or BEC's industry in general and not specifically relating to BEC.


         (b) There has not been any material change in the accounting methods or practices followed by, or in depreciation, amortization or inventory valuation policies or methods used or adopted by, BEC.


         (c) Other than in the ordinary course of business, there has not been
         (i) any sale, lease, abandonment or other disposition by BEC of any of its Properties or material assets used in connection therewith or (ii) any sale, transfer, license or other disposition by BEC of any of its material intangible assets, except as provided on Schedule 4.5 attached hereto.


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


         (d) There has not been any declaration, setting aside or payment of any dividend or other distribution in respect of shares of the Stock of BEC, or any direct or indirect redemption, retirement, purchase or other acquisition by BEC of any such shares.


          4.6. Material Environmental Documents. To the best knowledge of Seller, all material reports, studies, written notices from government environmental agencies, tests, analyses, and other documents specifically addressing environmental matters related to BEC's Properties during the period after 1985, and which are in BEC's possession, have been made available to Purchaser for inspection in BEC's offices during normal business hours.

         4.7. Compliance with Laws and Permits.

    (a)  To the best knowledge of Seller, except as set forth on Exhibit 4.7,

                          (i) the Properties have been owned and operated, and
                           BEC is in compliance in all material respects with all laws, rules, regulations, ordinances, codes, orders, licenses and permits relating to the Properties.

                                    (ii) BEC has all material governmental
                           licenses, permits and other authorizations
                           (hereinafter "Permits") and has properly made all filings necessary or appropriate to obtain and maintain such Permits and to own and operate the Properties as presently being owned and operated.

                                    (iii) no violations exist in respect of
                           such Permits.

     (b)  To the best knowledge of Seller, except as set forth on Exhibit 4.7,

                           (i) without in any way limiting the foregoing representations, neither BEC (with respect to the operations of the Properties) nor the Properties are in material violation of, or with the lapse of time or the giving of notice, or both, would be in material violation of, any Environmental Law (as hereinafter defined);

                                    (ii) neither BEC (with respect to the
                           operations of the Properties) nor the Properties are subject to, or with the lapse of time or the giving of notice, or both, would be subject to, any existing, pending or threatened investigation or inquiry by any governmental authority;

                                    (iii) neither BEC (with respect to the
                           operations of the Properties) nor the Properties are subject to, or with the lapse of time or the giving of notice, or both, would be subject to, any remedial obligations under any Environmental Law (as hereinafter defined); and


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

                                    (iv) there is no physical condition or
                           circumstance which, with the giving of notice to, or the receiving of notice or orders from, any governmental authority, would reasonably be expected to result in material liability under any Environmental Law (as hereinafter defined).

                           (c) "Environmental Law" shall mean (i) federal laws
                  in effect as of the Effective Date, including but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, and all regulations, rules, orders or ordinances in effect as of or prior to the Effective Date or current judicial or administrative interpretations of general application issued incident thereto, and (ii) state or local laws, regulations, rules, orders or ordinances in effect as of or prior to the Effective Date, or current judicial or administrative interpretations of general application or incident thereto; any of which govern or purport to govern protection of the environment, air emissions, water discharges, hazardous or toxic substances, solid or hazardous wastes and occupational health and safety as any of these terms are defined in such laws, regulations, rules, orders or ordinances, or judicial or administrative interpretations of general application incident thereto.


     4.8 Suits and Claims. To the best knowledge of Seller, except as specified in Schedule 4.8, there are (a) no suits, actions or claims, (b) no investigations or inquiries by any administrative agency or governmental body, and (c) no legal, administrative or arbitration proceedings in process, pending or to the best knowledge of Seller or BEC, threatened against BEC or any of the Properties, and, except as specified in Schedule 4.8, there is no outstanding order, writ, injunction or decree of any court, administrative agency or governmental body or arbitration tribunal against or affecting BEC or any of the Properties or the Stock that is reasonably expected to have a material adverse effect on such Properties or Stock.

     4.9. Bank Accounts and Bank Access; Powers of Attorney. To the best knowledge of Seller, Schedule 4.9 sets forth the name of each bank in which BEC has an account, lock box or safe deposit box, the identifying numbers of each account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and the name of each person or entity holding a general or special power of attorney from BEC with respect thereto.


     4.10. Transactions Not in Violation of Contract or Law. To the best knowledge of Seller, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any material provision of, or constitute a material default under, the articles of

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
incorporation or the by-laws of BEC, or any material contract, agreement, commitment, indenture, mortgage, pledge, note, bond, license or other instrument or obligation to which Seller or BEC is now a party. To the best knowledge of Seller, all regulatory approvals necessary for the performance by Seller under this Agreement have been received, other than approvals that are customarily received after the consummation of a transaction, and the implementation of this Agreement in accordance with its terms will not violate any applicable law, governmental regulation or court or other governmental order, writ, injunction or decree where the noncompliance therewith is reasonably expected to result in a material adverse effect on the Properties, or financial condition of BEC.


     4.11. Transaction Authorized. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of BEC. This Agreement has been duly executed and delivered by Seller and is legally binding on Seller.

     4.12. Employee Benefits Plans. BEC is not a participant in or with any Pension Plans, Medical Plans or Other Employee Plans.

     4.13. Material Contracts . Except as listed in Schedule 4.13 hereto or any other schedule hereto, BEC is not by name, or by succession in interest bound by, or, to the best knowledge of Sellers otherwise bound by or subject to prospective obligations under any Material Contract, which, for purposes of this paragraph shall mean any contract which by its terms is not terminable by BEC on 60 days notice and which is a: (a) contract or agreement relating to the exploration for, production, transportation, treatment or processing of hydrocarbons or the creation of any such joint venture for such purpose relating to the Properties; (b) contract for the employment of any officer or employee or any consulting agreement; (c) agreement for the sale or lease of any of the Properties outside of the ordinary course of business; (d) contract or commitment for capital expenditures pertaining to the Properties in excess of $10,000, except for AFE No. 5111 from JN Exploration & Production; (e) lease of machinery or equipment or other agreement pertaining to the Properties involving annual payments in excess of $10,000; (f) agreement with a labor union or labor association; (g) after the consummation of this Agreement, loan agreement, promissory note issued by it, guarantee, subordination or similar type of agreement; (h) agreement, contract or commitment relating to the acquisition of the assets, liabilities or any interest in any business enterprise; or (i) farmout agreement, exploration agreement or other agreement permitting any person or entity to acquire any interest in the Properties.


     4.14. Sales Contracts. All currently existing contracts to which BEC is a party applicable to the production and sale of oil or gas or other hydrocarbons (other than any such contracts that may be terminated on notice of sixty (60) days or less or terminate within six (6) months from the date hereof by the terms of such contracts) are identified in Schedule 4.14 and to the best knowledge of Seller, such contracts are in full force and effect in accordance with their respective terms and BEC is not in default thereunder. To the best knowledge of Seller, BEC has not assigned to any other person all or any portion of its share of the revenues attributable to the sale of oil or gas pursuant to such contracts.

     4.15. Condition of Equipment. To the best knowledge of Seller, the Equipment owned by BEC is, when taken as a whole, in sufficient repair and condition to permit the continued operation of the businesses of BEC in the normal course consistent with current practices, subject to routine maintenance, repair and replacement requirements.


     4.16. Broker. Seller has engaged and utilized the services of a broker or finder, and paid or agreed to pay any fee or commission to a broker or finder.

     4.17.  Tax Liability.


                       a. BEC has filed when due all federal, state, local and
                      other tax returns or reports that are required to be filed by it, which returns and reports are in all material respects complete and accurate. All federal, state, local and other taxes, including any interest and penalties thereon for which BEC may be liable have in all respects been paid when due and payable. True and complete copies of all tax returns of BEC have been delivered or made available to Purchaser, and the taxes as shown due on such returns have been paid and there are no tax assessments or deficiencies claimed to be due in respect of such tax returns or claimed in writing to be due by any taxing authority.

                              b. All ad valorem, property, production,
                      severance and similar taxes based upon or measured by the ownership of property or the production of hydrocarbons or other minerals relating to the Properties that have become due and payable have been or will be paid or deposited


     4.18 Title. BEC holds record title, as more particularly described on Exhibit A, to the Property, and shall warrant and defend Purchaser, its successors and assigns, against the lawful claims and demands of every person whomsoever claiming or to claim the same or any part thereof by, through or under BEC or its predecessors in interest, but not otherwise. Notwithstanding the foregoing, Purchaser shall have full substitution and subrogation in and to all representations, warranties and covenants made to BEC by third parties unaffiliated with BEC heretofore or hereafter given or made that in any manner relate to the Properties or any part thereof; and Purchaser shall have the non-exclusive right to enforce and/or recover damages from such unaffiliated third parties for the breach or inaccuracy of all such representations, warranties and covenants, and Purchaser shall have the right to institute any such action to enforce or seek damages with respect to any such representation, warranty or covenant without the joinder or consent of BEC.

     4.19 Properties. Exhibit A hereto is a complete list of all Properties owned by BEC.


                                   ARTICLE V.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser does hereby represent, warrant and covenant as follows:

     5.1. Organization and Standing of Purchaser. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada.


     5.2.  Transaction  Authorized.  The execution,  delivery and performance by
Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is legally binding on Purchaser.

     5.3. Transactions Not in Violation of Contract or Law. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of any of the terms and conditions of, or constitute a default under, the certificate of incorporation or the by-laws of Purchaser or any material contract, agreement, commitment, indenture, mortgage, pledge, note, bond, license or other instrument or obligation to which Purchaser is now a party. No other approval is required for the purchase and acquisition by Purchaser of the Stock pursuant to this Agreement, and such purchase and acquisition will not violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body.

     5.4. Actions and Proceedings, etc. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Purchaser which individually or in the aggregate could have a material adverse effect on the ability of Purchaser to enter or perform this Agreement or to consummate the transactions contemplated hereby or
(b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of Purchaser, threatened against Purchaser, which individually or in the aggregate could have a material adverse effect on the ability of Purchaser to enter or perform this Agreement or to consummate the transactions contemplated hereby.

     5.5. No Broker. Neither Purchaser, its Affiliates nor any of their respective employees, officers, agents, directors, advisors or representatives has engaged or utilized the services of any broker or finder, or has paid or agreed to pay any fee or commission to any broker or finder, in any way related to this Agreement or any subject matter contained or contemplated herein.

                                   ARTICLE VI.
                         CONDUCT OF BEC'S BUSINESS PRIOR
                     TO CLOSING; OTHER COVENANTS OF SELLER

         Seller covenants that, except as otherwise consented to in writing by Purchaser, after the date hereof and prior to Closing Seller will cause BEC to do or refrain from doing, as the case may be, the following:


     6.1. Business Conducted in Ordinary Course. The business of BEC will be conducted in the ordinary course.

     6.2. No Change in Corporate Documents of BEC. No change will be made in the certificate of incorporation or by-laws of BEC.

     6.3. No Change in Stock. No change will be made in the authorized, issued or outstanding common stock of BEC. No additional shares of such stock and no subscription, option, right, warrant or agreement relating to and no security interest, pledge or lien on such stock will be issued, granted, created, entered into or suffered to exist, except this Agreement and the transactions contemplated hereby.


     6.4. No Dividend or Distribution. No dividend or other distribution will be declared, set aside, paid or made on the Stock, nor will BEC directly or indirectly redeem, retire, purchase or otherwise acquire any such Stock.

     6.5. No Merger or Consolidation. BEC will not, and will not enter an agreement to, merge or consolidate with or into any other corporation or entity or acquire all or a material part of the business or assets of any other corporation or entity.

     6.6. No New Indebtedness. BEC will not (a) enter into, create or assume any obligation for borrowed money except to the extent that such funding is provided by Seller in the ordinary course of business, or (b) assume, guarantee or otherwise become contractually liable for any financial obligation of any corporation or other entity other than BEC.

     6.7. No Disposal of Property. BEC will not sell, lease, abandon, assign, transfer or otherwise dispose of (a) any real property except as provided in existing agreements entered into by BEC prior to the date hereof; or (b) other than in the ordinary course of business, any machinery, equipment, operating property or other tangible or intangible personal property. BEC will not forego, cancel or waive any right, claim or cause of action with respect to itself or its property which is reasonably expected to likely result in a material adverse effect on the Property, business, assets or financial condition of BEC.

6.8. No Increase in Employee Compensation. No increase will be made in the total compensation (including but not limited to, normal bonus, profit sharing and other extra compensation) or the rate of total compensation, payable or to become payable by BEC to any employee, officer or director. Except as shown on Schedule 6.8, no General

Increase will be made in the total compensation or rate of total compensation payable or to become payable by BEC to any other salaried employees or to hourly employees of BEC. No employee will be hired by BEC. No extraordinary or special extra compensation or bonus will be paid by BEC and no employee benefit arrangement of any kind, including without limitation, an employee benefit plan or employee pension plan, will be adopted or entered into or be amended, modified or changed in any respect or be funded by BEC with any contribution which is materially in excess of any comparable contribution heretofore made in respect thereof.

     6.9. Preservation of BEC's Organization. Subject to the other provisions of this Agreement, BEC will use its best efforts to preserve its business organization in substantially its current form and to preserve the goodwill of key customers, suppliers and others currently having material business relations with BEC.

     6.10. Maintenance of Facilities and Equipment. To the best knowledge of Seller, all Properties and related plant and equipment owned, leased or used by BEC and under its control which are necessary for the continued operation of such Properties by BEC in the manner heretofore operated, will be maintained in good operating condition and repair, reasonable wear and tear excepted.

     6.11. Maintenance of Insurance Coverage. Seller and BEC will continue to maintain in full force and effect all property, casualty, liability, and workers' compensation insurance policies and coverage now in effect covering BEC and its properties and all renewals thereof or substitutions thereof, if any, through and including the Closing Date.

     6.12.  Access by  Purchaser  to BEC's  Property  and  Records.  BEC,  after
Purchaser's request, has given to Purchaser and to Purchaser's counsel, accountants, engineers, actuaries and other representatives reasonable access, during normal business hours prior to Closing, to BEC's offices, properties, books, contracts, commitments, records and affairs, and BEC will furnish to Purchaser copies of documents and information concerning the properties and business of BEC as Purchaser may reasonably request, in order to facilitate Purchaser's due diligence review of the Properties and the safe, efficient and orderly transition of BEC's business from Seller to Purchaser.

                                  ARTICLE VII.
                        CONDITIONS PRECEDENT TO CLOSING

     7.1. Conditions Precedent to the Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the satisfaction, prior to or at Closing, of each of the following conditions (any or all of which may be waived by Purchaser):

         (a) Continuation of Representations and Warranties. Each representation and warranty of Seller set forth in Article IV of this Agreement shall be true and accurate in all material respects as of the date of this Agreement and on and as of the Closing Date.

         (b) Compliance with Covenants, Agreements and Conditions. Seller shall have performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller in all material respects prior to or at Closing. The items required to be delivered or made available to Purchaser pursuant to
         Section 8.2 shall have been so delivered or otherwise made available.


         (c) Officer's Certificates. Seller and BEC shall have delivered to Purchaser certificates substantially in the form of Schedule 7.1(c) hereto executed by an officer of Seller and BEC respectively, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b).


         (d) Opinion of Counsel. Seller shall have delivered to Purchaser opinions of counsel for Seller, dated the Closing Date, substantially in the forms of Schedule 7.1(d) hereto.


         (e) Absence of Legal Action to Prevent Execution or Performance of Agreement. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the consummation of Closing, and no suit or action or other proceeding shall be pending before any court or administrative agency of competent jurisdiction which questions the validity or legality of this Agreement, or of the right to proceed with the transactions contemplated hereby, and which, in the written opinion of independent counsel reasonably acceptable to Seller and Purchaser, has a reasonable likelihood of success.

         (f) Resignations. Written resignations, duly executed, of all BEC directors and such of the officers as designated by Purchaser.


         (g) Releases. Seller shall have obtained and delivered to Purchaser duly executed releases of all liens and encumbrances, Debts, guarantees and indemnities of BEC described in the balance sheet of BEC or in Exhibit B.


         (h) Resolutions. Purchaser shall have received a certificate of a duly authorized officer of BEC, dated the Closing Date, setting forth the resolutions of the Board of Directors of BEC authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.


         (i) Bank Accounts. Seller shall have, as of the Closing Date, withdrawn the sum of not more than thirty-five thousand dollars ($35,000) from the the NationsBank corporate account of BEC, Inc., and shall have caused BEC to terminate the authority of the parties having signature authority for all bank accounts maintained by BEC.


         (j) Debts to Seller. If any debt is owed to Seller, Seller shall have made such legal and accounting adjustments as are necessary to convert the debt to equity, and shall have obtained and delivered to Purchaser duly executed releases of such debts.


     7.2. Conditions Precedent to Obligations of Seller. All obligations of Seller under this Agreement are subject to the satisfaction, prior to or at Closing, of each of the following conditions (any or all of which may be waived by Seller):

         (a) Continuation of Representations and Warranties. Each and every representation and warranty of Purchaser set forth in Article V of this Agreement, shall be true and accurate in all material respects as of the date of this Agreement on and as of the time of the Closing Date.


         (b) Compliance with Covenants, Agreements and Conditions. Purchaser shall have performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it in all material respects prior to or at Closing. The items required to be delivered to Seller pursuant to Section 8.3 shall have been so delivered.


         (c) Officer's Certificate. Purchaser shall have delivered to Seller a certificate substantially in the form of Schedule 7.2.(c) hereto executed by an officer of Purchaser dated the Closing Date, certifying on behalf of Purchaser the fulfillment of the conditions set forth in Sections 7.2.(a) and 7.2.(b).


          (d) Absence of Legal Action to Prevent Execution or Performance of Agreement. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the consummation of Closing, and no suit or action or other proceeding shall be pending before any court or administrative agency of competent jurisdiction, which questions the validity or legality of this Agreement, or of the right to proceed with the transactions contemplated hereby and which, in the written opinion of independent counsel reasonable acceptable to Seller and Purchaser, has a reasonable likelihood of success.


                                  ARTICLE VIII.
                                     CLOSING

     8.1. Place of Closing. Closing shall take place on the Closing Date at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. whose address is 711 Louisiana, Suite 1900, Houston, Texas, 77002.

     8.2. Items to Be Delivered or Made Available to Purchaser at Closing. At Closing, Seller shall deliver or cause to be delivered to Purchaser, or otherwise make available or cause to be made available to Purchaser as Purchaser may reasonably request, the following:

         (a) All the Stock fully endorsed for transfer, together with such stock powers, documents of transfer, validation of signatures and other items or documents as may be necessary to perfect the transfer of the Stock from Seller to Purchaser.

         (b) Duly executed releases of all liens and encumbrances, Debts, guarantees and indemnities of BEC described in the balance sheet of BEC or in Exhibit B, as provided for in Section 7.1(g).


         (c) The stock books, books of account, ledgers, minute books, corporate seals, original contracts, agreements, leases, deeds and all other corporate documents, books and records of BEC.


         (d) The opinion of counsel, dated as of the Closing Date, as provided for in Section 7.1.(d).


         (e) A certificate of the Secretary or Assistant Secretary of BEC certifying the certificate of incorporation and by-laws of BEC and the incumbency of the officers of BEC.


         (f) Written resignations as provided in Section 7.1(f).


         (g) Certificates of officers of Seller and BEC as to the representations and warranties of Seller and BEC, in accordance with the provisions of Section 7.1(c).


         (h) A copy of the BEC certificate of incorporation, duly certified by the Secretary of State of Texas, and certificate of good standing.


         (i) Evidence that Seller has, as of the Closing Date, caused BEC to terminate the authority of the parties having signature authority for all bank accounts maintained by BEC as provided in Section 7.1(i).


         (j) Duly executed releases of any and all debts owed to Seller as provided for in Section 7.1(j).


     8.3. Items to be Delivered to Seller at Closing. At Closing, Purchaser shall deliver to Seller:

         (a) An amount equal to the Purchase Price which shall be delivered to Seller by wire transfer pursuant to instructions to be given to Purchaser.

         (b) A certificate of the secretary or assistant secretary of Purchaser certifying the certificate of incorporation and by-laws of Purchaser, the incumbency of the officers of Purchaser executing documents relating to this Agreement and the action by the board of directors of Purchaser approving the execution, delivery and performance of this Agreement.


         (c) A certificate of an officer of Purchaser as to representations and warranties by Purchaser as required by Section 7.2(c).


                                   ARTICLE IX.
                                 INDEMNIFICATION

     9.1 Survival. The liability of Purchaser and Seller under each of their respective representations, warranties and covenants contained in this Agreement shall survive the Closing and execution and delivery of the assignments contemplated hereby.

     9.2. Indemnification of Purchasers. Seller shall, to the fullest extent permitted by law, protect, defend, indemnify and hold Purchaser and its direct or indirect partners, affiliates, directors, officers, employees, agents and the respective representatives of each of them (collectively, the "Purchaser Group"), harmless from and against any and all claims, losses, damages, costs, expenses, diminutions in value, suits, causes of action or judgments of any kind or character with respect to any and all liabilities and obligations or alleged or threatened liabilities and obligations, including, but not limited to, any interest, penalty, and any attorneys' fees and other costs and expenses incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability (collectively such claims shall be referred to as "Losses"), attributable to or arising out of:


         (a) Any material inaccuracy or breach of any representation or warranty of Seller set forth in this Agreement.


         (b) Any failure of Seller or BEC duly to perform or comply with any material agreement or condition set forth in this Agreement to be performed or complied with by Seller or BEC.

         (c) Any fees or commissions of brokers or finders retained or engaged by BEC relating to the transactions contemplated in this Agreement.


         (d) Any claims arising in connection with or attributable to the ownership or operation of BEC, its assets or the Properties arising on or before the Closing Date, provided, however, this indemnification does not extend to or cover claims arising from Environmental Law violations or alleged violations, including, but not limited to future remediation of freshwater contamination.


     9.3. Indemnification of Seller. Purchaser shall be responsible for, shall pay on a current basis, indemnify and hold harmless Seller from and against any and all damage, liability, claim, loss or expense (including, but not limited to, reasonable attorneys fees incident thereto) arising out of:

         (a) Any material inaccuracy or breach of any representation, warranty or agreement of Purchaser under this Agreement.


         (b) Any act or omission of BEC or Purchaser after the Closing Date.


         (c) Any act or omission of Purchaser or any of its Affiliates relating to this Agreement, the transactions contemplated hereby or the sale or other disposition of the Properties, including, but not limited to, any and all claims, costs, damages and liabilities arising under applicable state, federal or foreign securities laws in connection with such acts or omissions.


     9.4. Rights of Parties with Respect to Indemnification Claims. In order for the Indemnified Party to be entitled to any indemnification provided for under this Article IX in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority, corporation or other entity against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within thirty (30) days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). The Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.


     If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except to the extent provided in the last sentence of this
Section 9.4. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control any such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute any Third Party Claim for which the Indemnified

Party properly has made a claim of indemnification pursuant to the foregoing provisions of this Section 9.4, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent. All amounts that may be due to the Indemnified Party hereunder, to the extent not directly paid by the Indemnifying Party, shall be payable to the Indemnified Party promptly on written demand therefor, with interest at the Interest Rate as of and from the date the Indemnified Party suffered the loss or incurred the expense. Notwithstanding anything to the contrary in this Section 9.4, if the defendants of any such action based on a Third Party Claim include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there be any legal defense available to it which is different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel at its own expense to assume such legal defense to otherwise participate in the defense of such action on behalf of such Indemnified Party.


     9.5. Specific Performance. The obligations of Seller to sell and transfer the stock and Purchaser's obligations to purchase, acquire and make payment to Seller for the Stock under this Agreement are unique. If either party should default in such obligations, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, in the event of such default, the nondefaulting party, in addition to any other available rights or remedies, may seek specific performance of the defaulting party's obligations, and the parties each expressly waive the defense that a remedy in damages would be adequate. If the purchase and sale transactions contemplated by this Agreement shall be consummated at Closing, each of the parties waives any rights that it may have to rescind this Agreement or such transactions; provided, however, this waiver shall not affect any other rights or remedies available to the parties under this Agreement or otherwise.




                                   ARTICLE X.
              OBLIGATIONS AND UNDERTAKI GS OF SELLER AND PURCHASER
                             WITH RESPECT TO TAXES



     10.1. Scope of Article. Seller and Purchaser acknowledge and agree, jointly and severally, that the provisions of this Article X constitute the full and exclusive agreement of each of them with respect to Taxes, and that such provisions override and supersede any other provision of this Agreement which relates, or may be construed to relate to Taxes, except for Seller's obligations under Section 4.17.

10.2.    Section 338(h)(10) Election.

         (a) at Purchaser's election, within the period allowed by law, Seller and Purchaser shall cause an election under Section 338(h)(10) and
         Section 338(g) of the Code (the "Election") to be executed with respect to BEC pursuant to the procedures specified in Treasury Regulation
         Section 1.338(h)(10)-1T;


         (b) following the date hereof, Purchaser shall undertake to determine the fair market value of the assets of BEC subject to Seller's comment on and concurrence with such value, which value shall be the basis of the allocation of the purchase price among assets in accordance with Treasury Regulation Section 1.338(h)(10)-1T(f) (the "Price Allocation"). Seller and BEC shall cooperate to the extent reasonably requested with Purchaser in this effort. Purchaser may, at its expense, engage an outside appraiser for this purpose, in which case Seller and BEC agree to cooperate with such appraiser to the extent reasonably requested. Purchaser shall provide Seller with a copy of a schedule, together with any supporting documentation, setting forth the Price Allocation;


         (c) Purchaser and Seller agree to follow the value and Price Allocation determined under Section 10.2(b) above, for purposes of all federal, and where applicable, state and local income Tax returns to the extent said values are relevant for such purpose; and


         (d) after Closing, neither Purchaser, Seller, BEC nor any of their respective Affiliates shall take any action or fail to take any action where such act or failure to act would result in or have the effect of defeating the Election.


     10.3. Representation and Warranties of Seller as to Certain Taxes. With respect to any Taxable Period ending on or before the Closing Date, Seller represent and warrant to Purchaser that either Seller or BEC has either filed on or before the Effective Date or will timely file any return or report required by law to be filed in regard to such Tax, and has paid or will timely pay the amount of any Tax liability shown thereon, and that Seller or BEC has paid or will timely pay any additional amount of Tax which has been or will have been assessed or imposed upon any such Tax by the applicable taxing jurisdiction. Seller shall prepare for BEC the stub period tax return for 1997 (as of the Closing) (the "Return") for all federal and state income taxes due as a result of the Closing hereunder and Seller shall be responsible for the payment of all such taxes. Such Return shall, in the reasonable estimation of KPMG Peat Marwick, not affect the Section 338(h)(10) election or the step-up in basis to the Purchase Price amount contemplated by Section 10.2 of this Agreement. Seller shall submit the Return to Purchaser seven (7) days after the Closing Date.

                                   ARTICLE XI.
                            TERMINATION OF AGREEMENT

     11.1.   Termination.    Anything   contained   herein   to   the   contrary
notwithstanding, this Agreement may be terminated and the Transaction and Closing abandoned at any time prior to Closing:

         (a) By mutual written consent of Seller and Purchaser; or


         (b) By Seller, by giving written notice to Purchaser, if any of the conditions set forth in Section 8.2 hereof have not been completely fulfilled in accordance with their terms, and shall not have been waived by Seller; or


         (c) By Purchaser, by giving written notice to Seller, if any of the conditions set forth in Section 8.1 hereof shall not have been completely fulfilled in accordance with their terms, and shall not have been waived by Purchaser.


     11.2. Agreement Void. If this Agreement is terminated and the Transaction and Closing are abandoned pursuant to this Article XI, this Agreement shall become void and have no effect, except for the provisions which shall survive in accordance with Section 9.1. Nothing in this Article XI shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or preclude either party from asserting any and all rights and remedies available to it at law or in equity, including, without limitation, specific performance.

                                  ARTICLE XII.
                                    PUBLICITY

     12.1. Publicity or Release of Information. Whether or not this Agreement is terminated without Closing or a Closing orrurs, no party to this Agreement shall publicize, make a press release or otherwise make available to the public or any information medium any statement or announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other party, except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

                                  ARTICLE XIII.
                               GENERAL PROVISIONS

     13.1. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to any conflicts-of-law rule or procedure which would refer the matter to another jurisdiction.


     13.2. Entire Agreement. This Agreement and the schedules hereto and the agreements referred to herein set forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior agreements, arrangements and understandings relating thereto. No representation, promise, inducement or statement of intention has been made by Seller or Purchaser which is not embodied in this Agreement or in the documents referred to herein, nor shall any of the parties hereto be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     13.3. Assignment. This Agreement without limitation, shall not be assignable or transferable, in whole or in part, by Purchaser or Seller (including, without limitation, by operation of law in connection with a merger, or sale of substantially all the assets, of Purchaser or Seller) without the prior written consent of the other party hereto.

     13.4. Amendment and Waiver. This Agreement may be amended, modified or superseded only by written agreement executed by Seller and Purchaser. No failure on the part of Seller or Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.

     13.5. Execution in Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including copies hereof), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.6. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered personally or mailed first class, postage prepaid, registered or certified United States mail, addressed as follows:

If to Seller:

         Mario Garcia
         2401 Fountainview, Suite 802
         Houston, Texas 77057
         phone: (713) 266-4131
         fax:  (713) 784-8935


If to Purchaser:

         Southern Mineral Corporation
         500 Dallas Street, Suite 2800
         Houston, Texas 77002-4708
         phone:  (713) 658-9444
         fax:  (713) 658-9447

         Attention:  Steven Mikel

         With a copy to:

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         711 Louisiana, Suite 1900
         Houston, Texas 77002
         phone:  (713) 220-5800
         fax:  (713) 236-0822

         Attention:  L. Todd Gremillion





         Any party may change the address to which such communications are to be directed to such party by giving written notice, in accordance with the foregoing provision of this Section 13.6, to the other party hereto of such change of address.


     13.7. Schedules. The schedules and exhibits which are referred to and described in various Sections of this Agreement are hereby incorporated into and made part of this Agreement by reference. With the exception of Schedule 7.2(c), all schedules and exhibits were prepared by or at the direction of Seller and Seller is solely accountable for the contents thereof.

     13.8.  Severability.  The invalidity or  unenforceability of any portion or
provision   of  this   Agreement   shall  in  no  way  affect  the  validity  or
enforceability of any other portion or provision hereof. Any invalid or unenforceable portion or provision shall be deemed severed from this Agreement and the balance of this Agreement shall be construed and enforced as if this Agreement did not contain such invalid or unenforceable portion or provision. In the event any such provision of this Agreement is so declared invalid, the parties shall promptly negotiate in good faith new provisions to eliminate such invalidity and to restore this Agreement as near as possible to its original intent and effect.

     13.9. Headings. The headings contained herein are included for convenience of reference only and are in no way intended to describe, interpret, define or limit the scope intent or substance of this Agreement or any provision hereof.

     13.10. No Rights of Third Parties. The provisions of this Agreement shall be binding on and shall inure to the benefit of Seller and Purchaser and their permitted assigns.

     13.11. Further Assurances. Seller and Purchaser agree to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably required to effectuate this Agreement.

     13.12. Agreement Takes Precedent. In the event of any conflict or inconsistency between this Agreement (without giving effect to Section 13.8 hereof) and any schedules or exhibits hereto, this Agreement (without giving effect to Section 13.8 hereof) shall control and govern.

     13.13. Jurisdiction; Costs of Legal Proceedings.

         (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any State of Texas court or federal court of the United States of America sitting in the State of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Texas court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the transactions contemplated hereunder in the courts of any jurisdiction.


         (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder in any State of Texas or federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.


         (c) If either party to this Agreement initiates a legal proceeding to enforce any provision of this Agreement, and fails to obtain a final judgment in its favor, such party shall pay all court costs and legal fees incurred by the defending party pertaining to such legal proceeding.


     13.14. Transaction Costs. Seller and Purchaser shall each be liable for and pay for its respective costs related to the consummation of the transaction contemplated by this Agreement, including, but not limited to, all costs incurred in connection with its agents, consultants, brokers, contractors or counsel.

     13.15. Method of Payments. Each party hereto shall make any payment required pursuant to this Agreement by wire transfer to an account and pursuant to instructions designated by the other party. The party making any such payment shall request the account information on or before two Business Days prior to the date such payment is to be made.

     IN WITNESS WHEREOF the parties have duly executed this Agreement on the date first above written.


                                             MARIO GARCIA

                                             /s/ Mario Garcia
                                             -----------------------------

                                   SOUTHERN MINERAL CORPORATION



                                   By: /s/ Steven H. Mikel
                                      -------------------------------------
                                   Printed Name: STEVEN H. MIKEL
                                                 --------------------------
                                   Title: President
                                          ---------------------------------